ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2016

Addison, Texas, May 17, 2016; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the first quarter ended March 31, 2016 and provided a review of its operating activities.

Commenting on the Company’s activities, Helmut Kerschbaumer, Interim President and CEO of ULURU Inc., stated, “During the first quarter of 2016, we are pleased to have completed the recent private placement which has provided us with gross proceeds of approximately $1,800,000.  This provides us with the needed working capital, in the near term, to execute our business plan.  I am also pleased to report that the majority of our cost savings initiatives have been implemented, and our overhead cost structure has been reduced as evidenced by cost improvements reflected in our first quarter 2016 operating results.”

The Company has previously disclosed that Altrazeal AG, one of the Company’s primary international distributors, had initiated insolvency proceedings and recently announced that, given the various breaches in the license and supply agreement between the parties, the agreement was terminated.  Given the uncertainty of collecting payment for any product shipments to territories controlled by Altrazeal AG, the Company felt it prudent to delay product shipments to these territories until such time as credit can be established with a new licensee or direct relationships can be formed with sub-distributors.  As a result, product orders for Altrazeal AG totalling $86,000 were placed on credit hold and were not shipped during the first quarter of 2016. As a result, the rights for distributing Altrazeal® in all markets previously serviced by Altrazeal AG have reverted to the Company.  We intend to act quickly in order to re-establish a distribution network in the territories affected by the cancellation of the agreement with Altrazeal AG.

Commenting on Uluru’s participation at the European Wound Management Association (“EWMA”) conference last week, Mr. Kerschbaumer said “We were also very pleased to communicate the many positive responses we received from clinicians regarding Altrazeal® as presented at EWMA last week in Bremen, Germany.   EWMA is one of the largest wound care focused conferences globally and more than seven thousand participants attended the conference.”

“Lastly, we are continuing in our internal development process for new products using our OraDisc™ erodible film technology and the inclusion of various active ingredients.  Discussions are on-going with potential collaborators to commercialize these new products using our film technology.”

FINANCIAL RESULTS

For the first quarter of 2016, the Company reported a net loss of approximately $646,000, or $0.02 per share, compared with a net loss of approximately $738,000, or $0.03 per share, for the same period last year.

Revenues

Revenues for the first quarter of 2016 were $109,000, as compared to $295,000 for the same period last year.  The decrease of approximately $186,000 in revenues from the first quarter of 2016 compared to the first quarter of 2015 was primarily due to a decrease of $272,000 in Altrazeal® product sales as one of our international distributors, Altrazeal AG, breached material terms and conditions of our License and Supply Agreement with them including provisions related to timely payment of amounts owed.  Given the uncertainty of collecting payment for any product shipments to territories previously controlled by Altrazeal AG, we felt it prudent to delay product shipments to these territories until such time as credit can be established with a new licensee or direct relationships can be formed with sub-distributors.  The revenue decrease was partially offset by the recognition of unamortized licensing fees of $86,000 related to the cancellation of the License and Supply Agreement.

Research and Development

Research and development expenses for the first quarter of 2016 were $136,000, including $9,000 of share-based compensation, as compared to $204,000, including $18,000 of share-based compensation, for the same period last year.  The decrease of approximately $68,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $60,000 direct research costs primarily related to consulting costs and product registration costs, a decrease of $25,000 in scientific compensation related wage reductions by existing staff and lower share-based compensation.  These expense decreases were partially offset by an increase of $17,000 in regulatory consulting costs as the prior-year included a one-time credit adjustment of $14,000.

Selling, general and administrative

Selling, general and administrative expenses for the first quarter of 2016 were $319,000, including $19,000 in share-based compensation, as compared to $446,000, including $57,000 in share-based compensation, for the same period last year.  The decrease of approximately $127,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $90,000 in directors fees that is composed of a decrease of $46,000 in share-based compensation and a decrease of $53,000 in cash compensation, a decrease of $38,000 in compensation as our Interim President and Chief Executive Officer receives less monthly compensation than our prior President and Chief Executive Officer, a decrease of $15,000 in legal costs due to settlement of a licensing agreement dispute, a decrease of $14,000 in legal fees related to our patents, a decrease of $6,000 in accounting fees related to our annual audit, and a decrease of $2,000 in other miscellaneous expenses.  These expense decreases were partially offset by, in approximate numbers, an increase of $25,000 in commission costs relating to a product license as the prior year included a one-time credit adjustment and an increase of $13,000 in bad debt expense accruals.

Amortization of Intangible Assets

Amortization expense for the first quarter of 2016 was $199,000 as compared to $117,000 for the same period last year.  The increase of approximately $82,000 is attributable to the acquisition of licensing rights that occurred in December 2015.

Depreciation

Depreciation expense for the first quarter of 2016 was $33,000 as compared to $58,000 for the same period last year.   The decrease of approximately $25,000 is attributable to certain equipment being fully depreciated.

Interest Expense

Interest expense for the first quarter of 2016 was $47,000 as compared to $13,000 for the same period last year.  The increase of approximately $34,000 is primarily attributable to interest costs associated with our promissory note issued in April 2015.

Foreign Currency transaction Gain (Loss)

Foreign currency transaction gain for the first quarter of 2016 was $4,000 as compared to a foreign currency transaction loss of $93,000 for the same period last year.  The improvement of approximately $97,000 is related to an increase in the Euro exchange rate experienced during 2016 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Accommodation fee due on promissory note

Accommodation fee due on promissory note was $25,000 for the first quarter of 2016 as compared to nil for the same period last year.  The fee is based on a Waiver Agreement, in January 2016, with Inter-Mountain Capital Corp. that resulted from our failure to make the installment payment due in November 2015 on a timely basis.

Commenting on the Company’s financial results, Terrance K. Wallberg, Chief Financial Officer of ULURU Inc., observed, “The operating results for the first quarter of 2016 reflect, from an expense perspective, the cost saving initiatives that we have recently implemented which has lowered our overhead cost structure.  Specific to operating costs for research and development and operating costs for selling, general, and administrative, for the first quarter of 2016 we achieved an improvement of approximately $195,000 versus the same period last year.

Mr Kerschbaumer concluded, “Given that Uluru has now regained control over the distribution rights for Altrazeal® globally, as previously mentioned, we are focused on establishing direct distribution relationships with our various sub-distributors in order to ensure a dependable product distribution network which provides consistent product sales and collections.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial or operational performance of ULURU Inc. (the "Company”).   When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements in this press release may include statement with respect to the anticipated progress of our technology development, clinical advantages of our products, the continued success of our cost saving programs, our ability to consolidate our distribution network or enter into relationships with distributors or sub-distributors, realizing revenue increases from the sale of Altrazeal®, our ability to stimulate demand for our products, anticipated product launches and regulatory filings, near term product revenue and collection opportunities, our ability find additional sources of capital, and anticipated extensions of product lines. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2015 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS DATA

	(Unaudited)
	Three Months Ended March 31,
	2016	2015
Revenues
License fees	$101,276	$14,539
Royalty income	---	---
Product sales, net	7,516	280,109
Total Revenues	108,792	294,648

Costs and Expenses
Cost of goods sold	924	101,530
Research and development	136,159	204,159
Selling, general and administrative	318,801	446,157
Amortization of intangible assets	198,636	117,161
Depreciation	33,165	58,309
Total Costs and Expenses	687,685	927,316
Operating (Loss)	(578,893)	(632,668)

Other Income (Expense)
Interest and miscellaneous income	22	142
Interest expense	(46,758)	(12,969)
Equity in earnings (loss) of unconsolidated subsidiary	---	---
Foreign currency transaction gain (loss)	4,286	(92,778)
Accommodation fee due on promissory note	(25,000)	---
(Loss) Before Income Taxes	(646,343)	(738,273)

Income taxes	---	---
Net (Loss)	$(646,343)	$(738,273)

Basic and diluted net (loss) per common share	$(0.02)	$(0.03)

Weighted average number of common shares outstanding	37,658,932	24,458,018

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,202,691	$180,000
Current assets	1,939,086	926,805
Property and equipment, net	224,252	257,417
Other assets	6,046,209	6,244,845
Total assets	8,209,547	7,429,067

Current liabilities	2,559,416	2,540,403
Long term liabilities – deferred revenue	597,743	685,287
Total liabilities	3,157,159	3,225,690
Total stockholders’ equity	5,052,388	4,203,377